Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact: Michael Gluk (investors)

Chief Financial Officer

ArthroCare Corporation

512-391-3906

Joele Frank (media)

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449 x 107

jfrank@joelefrank.com

ARTHROCARE ANNOUNCES DECISION FROM NASDAQ GRANTING ITS

REQUEST FOR CONTINUED LISTING AND ANNOUNCES EXTENSION OF

DEADLINE TO DELIVER FINANCIAL STATEMENTS UNDER ITS CREDIT AGREEMENT

AUSTIN, TEXAS — December 1, 2008 — ArthroCare Corp. (NASDAQ: ARTC) Corporation announced today that the Nasdaq Listing Qualifications Panel (the “Panel”) has conditionally granted the Company’s request for continued listing on The Nasdaq Global Select Market, and that the Company has received the consent of the lenders under its Credit Agreement to the extension of the delivery deadline for the Company’s June 30, 2008 and September 30, 2008 financial statements.

The decision from the Panel, received December 1, 2008, is conditioned on the following: (1) on or before December 22, 2008, the Company must provide the Panel and the listing qualification staff with specific information regarding the outcome of the Audit Committee’s review of the Company’s internal controls; and (2) on or before February 9, 2009, the Company must file its Quarterly Reports on Form 10-Q for the periods ended June 30, 2008 and September 30, 2008 and all required restatements of prior periods with the Securities and Exchange Commission. The decision also states that, if the Company is unable to meet the deadlines, the Panel will issue a determination to suspend and delist the Company’s shares from The NASDAQ Stock Market LLC (“NASDAQ”), unless the Panel’s appellate body, the Nasdaq Listing and Hearing Review Council, otherwise calls the Panel’s decision for review, which could include a determination to stay any delisting action by the Panel. The Company can provide no assurances that it will be able to comply with the terms of the Panel’s decision.

On November 26, 2008, ArthroCare, the Lenders and the Administrative Agent under the Company’s Credit Agreement entered into a Second Amendment and Consent with respect to the Credit Agreement. Pursuant to the Second Amendment and Consent, the Administrative Agent and the Lenders consented to the extension of the delivery deadline for the Company’s June 30, 2008 and September 30, 2008 financial statements from December 1, 2008 to the earliest of (a) the end of business on March 2, 2009, (b) the date on which the Company receives notice from NASDAQ that its common stock will be delisted from The NASDAQ Global Select Market and (c) the date that the Company’s common stock is delisted from The NASDAQ Global Select Market. The Amendment and Consent also increased the amount of commitment fees, letter of credit fees and interest rates that ArthroCare will pay at each applicable leverage ratio level, and contains other changes relating to the determination of the interest rate applicable to loans that are determined with reference to the Eurocurrency Rate.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information provided in this notice and the attached explanation includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations regarding NASDAQ delisting proceedings, its response to these proceedings and the listing of its common stock on NASDAQ.

Statements that are not historical facts are forward-looking statements. These statements are based on beliefs and assumptions by management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and ArthroCare undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Examples of these factors include, but are not limited to: our ability to maintain any leverage ratio and the resulting levels of interest rates, commitment fees and letter of credit fees that we incur; our ability to meet the deadlines in the Panel’s decision; our ability to secure an additional extension from the Lenders under the Credit Agreement in the event we are unable to satisfy all of the deadlines in the Panel’s decision; unanticipated accounting issues or audit issues regarding the financial data for the periods being restated in the Company’s previously announced restatement; the ability of the Company and its independent registered public accounting firm to confirm information or data identified in the review, being overseen by the Audit Committee of the Company’s Board of Directors, of the scope and nature of the Company’s internal controls (the “Review”); unanticipated issues regarding the Review that prevent or delay the Company’s independent registered public auditing firm from relying upon the Review or that require additional efforts, documentation, procedures, review or investigation; the Company’s ability to design or improve internal controls to address issues detected in the Review or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of the Review, legal compliance matters or internal controls, improvement and remediation; difficulties in controlling expenses, including costs of the Review, legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to become current in its SEC periodic reporting requirements; the outcome of pending litigation; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; the reactions of the marketplace to the foregoing; and other risks and uncertainties discussed more fully in the Company’s SEC filings, including those discussed under Item 1A. “Risk Factors” in its Form 10-K for the fiscal year ended December 31, 2007.